Exhibit 99.1

15601 Dallas Parkway, Suite 600 • Addison, TX 75001 • behringerharvard.com If you are considering selling your shares of Behringer Harvard REIT I, Inc. to CMG Partners, please read all of the information below. Recently you may have received an unsolicited “mini-tender” offer from CMG Acquisition Co., LLC (“CMG”) to purchase up to 1,000,000 shares, or 0.34%, of the common stock of Behringer Harvard REIT I, Inc. for a price of $1.50 per share. Behringer Harvard REIT I does not recommend or endorse CMG’s offer and is not affiliated with CMG. CMG’S OFFER IS MEANT TO TAKE ADVANTAGE OF YOU AND BUY YOUR SHARES AT A PRICE BELOW THE CURRENT ESTIMATED VALUE IN ORDER TO MAKE A SIGNIFICANT PROFIT. CMG’s offer is filled with inflammatory statements that provide only limited information intended to make you insecure about your investment and does not allow you to make an informed decision. *For further information regarding the December 31, 2010, per share estimated valuation, please read the Form 8-K filed on January 10, 2011 at behringerharvard.com. Behringer Harvard REIT I, Inc. recommends Rejection of CMG Partners’ Tender Offer The offer price is substantially below our December 31, 2010, estimated valuation of $4.55 per share* and recent secondary market pricing. CMG states that secondary market trades have been reported in the range of $2.14 to $4.45 per share, prices which are in excess of the CMG offer price. Stockholders are urged to exercise caution with respect to mini-tender offers. Mini-tender offers are third party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure, and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm. Once you sign and return the CMG tender offer documents and they are accepted by CMG, you will not be able to cancel your sale for any reason after 10 days. once again, you are not required to tender your shares to CMG, and we recommend that you not tender your shares. no action regarding the CMG offer is necessary if you wish to reject the offer and retain your shares. if you have agreed to tender your shares, we recommend that you contact CMG immediately and withdraw and rescind your tender in writing. Do not be alarmed if you receive additional offers from CMG Partners. They may continue to attempt to acquire your shares using similar scare tactics in order to promote their own investment goals. If you have any questions, please contact your financial advisor or Behringer Harvard Investment Services at 1.866.655.3650 PLEASE NOTE THAT CMG CLEARLY STATES IN THE OFFER AND ON THEIR WEBSITE: • CMG is seeking to acquire shares “for investment purposes.” • CMG’s offer price was determined by applying a discount to CMG’s own estimated value of your shares. • CMG believes that your shares are worth more than their offer price. • CMG purchases result in substantial investor returns – for CMG! • CMG’s website states that they identify operating partnerships that “own reasonably financed, professionally managed, quality real estate properties.”